Exhibit 5.1

Office of the General Counsel Peter J. Sherry, Jr. Associate General Counsel	One American Road Room 1134, WHQ Dearborn, Michigan 48126
313/323-2130
313/248-8713 (Fax)
psherry@ford.com
December 15, 2006
Ford Motor Company
One American Road
Dearborn, Michigan 48126
Ladies and Gentlemen:
     This will refer to the Registration Statement on Form S-3, File No. 333-75214 (the “Initial Registration Statement”) filed by Ford Motor Company (the “Company”) with the United States Securities and Exchange Commission (the “Commission”) and the Registration Statement on Form S-3, File No. 333-139149 (together with the Initial Registration Statement, the “Registration Statements”) filed by the Company with the Commission pursuant to Rule 462(b) of the United States Securities Act of 1933, as amended (the “Securities Act”) (and relating to the Company’s Registration Statement on Form S-3, File No. 333-75214), with respect to the issuance and sale by the Company of $4,950,000,000 aggregate principal amount of 4.25% Senior Convertible Notes due 2036 (the “Convertible Debt Securities”).
     As Associate General Counsel and Secretary of the Company, I am familiar with the Restated Certificate of Incorporation and the By-Laws and with the affairs of the Company. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.
     Based on the foregoing, it is my opinion that:
     1. The Company is duly incorporated and validly existing as a corporation under the laws of the State of Delaware.
     2. When the Convertible Debt Securities have been duly executed, authenticated, completed, issued and delivered against payment therefor, the Convertible Debt Securities will thereupon be legally issued and binding obligations of the Company.
     3. When (i) the Common Stock shall have been duly issued upon conversion of the Convertible Debt Securities in accordance with the terms of the Indenture, dated as of January 30, 2002, between the Company and The Bank of New York, as successor trustee to JPMorgan Chase Bank, as trustee, as supplemented by the First Supplemental Indenture, dated as of December 15, 2005, and (ii) if issued in physical form, certificates representing shares of Common Stock have been duly executed by the duly authorized officers of the Company in accordance with applicable law or, if issued in book entry form, an appropriate account statement evidencing shares of Common Stock credited to the purchaser’s account maintained with the Company’s transfer agent for Common Stock has been issued by said transfer agent, such Common Stock will be validly issued, fully paid and nonassessable.
     I hereby consent to the use of this opinion as Exhibit 5.1 to the Current Report on Form 8-K to be filed with the Commission on the date hereof (which is deemed incorporated by reference into the Registration Statements). In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Peter Sherry, Jr. Peter Sherry, Jr.
Associate General Counsel and Secretary